EXHIBIT 99
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First Defiance Announces Completion of the Acquisition of ComBanc, Inc.

DEFIANCE, Ohio, Jan. 21 /PRNewswire-FirstCall/ -- First Defiance Financial Corp. (Nasdaq: FDEF - News) today announced that it has completed the acquisition of
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ComBanc, Inc. (OTC Bulletin Board: COBI.OB - News) and its subsidiary, The
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Commercial Bank, through the merger of ComBanc into First Defiance.




As a result of the acquisition, First Defiance, the holding company for First Federal Bank of the Midwest, increased its deposits by approximately $166 million and its loans by approximately $116 million. The transaction is expected to add approximately $0.03 per share to earnings in 2005. At December 31, 2004, First Defiance had deposits totaling $797.7 million, loans totaling $881.2 million and assets totaling $1.13 billion.


The acquisition expands the First Federal Bank of the Midwest presence in northwest and west central Ohio to 23 banking offices and 29 ATM locations. The four Commercial Bank offices acquired are located in Delphos, Elida and Lima in Allen County, Ohio, which is adjacent to First Defiance Financial Corp.'s northwest Ohio market area. All four offices will be closed on Saturday, January 22 for systems conversion and will open on Monday, January 24 as First Federal Bank offices. The bank managers and customer service representatives will continue to serve bank customers, assisted in the short-term by transition teams from existing First Federal Bank offices. Becky Minnig will manage the Delphos branch at 230 East Second Street; Ginny Kemper will manage the Elida branch at 105 South Greenlawn and Becky Spieles will manage the 2600 Allentown Road and 2285 North Cole Street branches in Lima.


"We are delighted to bring our community banking `Customer First' philosophy to our new customers in Delphos, Elida and Lima and to welcome our new associates to the First Federal Bank network," said William J. Small, chairman, president and CEO of First Defiance. "It has been our experience that a high percentage of individual and business customers prefer individual attention combined with a full array of banking products, and look to community banks such as First Federal Bank as the best choice to provide both levels of service," he said.


"The acquisition is representative of the way that we want to grow our franchise in northwest Ohio and the surrounding area. It extends our presence to adjacent markets with great potential. We expect to be able to grow both commercial and consumer banking at these new locations, as well as to introduce our insurance and investment planning services," Mr. Small said.


First Defiance Financial Corp. also recently announced the planned acquisition of Genoa Savings and Loan, based in Genoa, near Toledo, Ohio. Genoa Savings shareholders approved the transaction on Thursday, January 20, 2005. Pending regulatory approval, acquisition of Genoa Savings is expected to occur in April 2005. As a result of that acquisition, First Federal Bank will operate 25 branches in 12 counties throughout northwest and west central Ohio.


About First Defiance Financial Corp.


First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 23 full service branches and 29 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance company in the Defiance, OH area, specializing in life and group health insurance, financial planning and investments. For more information, visit the company's Web site at http://www.fdef.com .
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Safe Harbor Statement


This release may contain forward-looking statements about First Defiance Financial Corp., ComBanc, Inc., The Genoa Savings and Loan Company and/or the combined company within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to the financial







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condition, results of operations, plans, objectives, future performance and business of First Defiance Financial Corp., ComBanc, Inc., The Genoa Savings and Loan Company and/or the combined company including statements preceded by, followed by or that include the words or phrases such as "believes," "expects," "anticipates," "plans," "trend," "objective," "continue," "remain" or similar expressions or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the counties in which First Defiance Financial Corp., ComBanc, Inc., The Genoa Savings and Loan Company and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect First Defiance Financial Corp., ComBanc, Inc., The Genoa Savings and Loan Company and/or the combined company or the businesses in which First Defiance Financial Corp., ComBanc, Inc., The Genoa Savings and Loan Company and/or the combined company are engaged; (8) difficulties in combining the operations of ComBanc, Inc., The Genoa Savings and Loan Company and/or other acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Further information on other factors which could affect the financial results of First Defiance Financial Corp. after the merger are included in First Defiance Financial Corp. filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov .
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